EARNINGS RELEASE
SI FINANCIAL GROUP, INC. REPORTS RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2017

Willimantic, Connecticut — July 26, 2017. SI Financial Group, Inc. (the “Company”) (NASDAQ Global Market: SIFI), the holding company of Savings Institute Bank and Trust Company (the “Bank”), reported net income of $2.8 million, or $0.24 diluted earnings per share, for the quarter ended June 30, 2017 versus $1.7 million, or $0.15 diluted earnings per share, for the quarter ended June 30, 2016. The Company reported net income of $4.6 million, or $0.38 diluted earnings per share, for the six months ended June 30, 2017 compared to $3.3 million, or $0.28 diluted earnings per share, for the six months ended June 30, 2016. Contributing to the higher net income for the three and six months ended June 30, 2017 was a pre-tax gain of $795,000 on the sale of the Company's trust and asset management business in May 2017.

Net interest income increased $525,000 to $10.7 million and $849,000 to $21.2 million for the three and six months ended June 30, 2017, respectively, as compared to the same periods in 2016. Net interest income increased primarily as a result of increases in the average balance of loans and the average yield earned on other interest-earning assets, partially offset by a higher average balance of deposits as well as increases in the average rates paid on deposits and borrowings.

The provision for loan losses decreased $412,000 and $563,000 for the three and six months ended June 30, 2017, respectively, compared to the same periods in 2016, primarily due to reductions in nonperforming loans. At June 30, 2017, nonperforming loans decreased to $4.7 million compared to $7.0 million at June 30, 2016, resulting from a decrease in nonperforming multi-family and commercial real estate loans of $1.0 million, offset by an increase in nonperforming commercial business loans of $484,000. In addition, a nonperforming accruing loan past due 90 days or more of $1.5 million guaranteed by the U.S. government was included in the balance at June 30, 2016. Net loan charge-offs were $23,000 and $3,000 for the three and six months ended June 30, 2017, respectively, compared to net loan charge-offs of $72,000 and $113,000 for the three and six months ended June 30, 2016, respectively.

Noninterest income increased $1.1 million to $3.6 million and $860,000 to $6.1 million for the three and six months ended June 30, 2017, respectively, compared to the same periods in the prior year. Contributing to the higher noninterest income for the three and six months ended June 30, 2017 was a pre-tax gain of $795,000 on the sale of the Company's trust and asset management business. Service fees increased $189,000 and $229,000 for the three and six months ended June 30, 2017, respectively, due to higher overdraft charges. Fees earned from mortgage banking activities increased $67,000 for the quarter ended June 30, 2017 due to a higher volume of loan sales as well as an increase in the gains on loans sold and decreased $48,000 for the six months ended June 30, 2017 primarily as a result of decreases in derivative loan commitments versus the comparable periods in 2016. Wealth management fees decreased $110,000 and $82,000 for the three and six months ended June 30, 2017, respectively, versus the comparable periods in the prior year as a result of the sale of the Company's trust accounts.

Noninterest expenses increased $443,000 and $519,000 for the three and six months ended June 30, 2017, respectively, compared to the same periods in 2016, primarily due to an increase in salaries and benefits of $582,000 and $612,000 for the three and six months ended June 30, 2017, respectively, compared to lower deferred compensation resulting from a post-retirement benefit payout for the same periods in 2016. Other noninterest expense increased $314,000 for the six months ended June 30, 2017 primarily due to fraudulent debit card transactions of $373,000, but decreased $103,000 for the quarter ended June 30, 2017 compared to the same periods in 2016. Other real estate operations increased $188,000 and

$242,000 for the three and six months ended June 30, 2017, respectively, primarily due to a reduction in the carrying value of a property held by the Bank. Computer and electronic banking expenses decreased $186,000 and $274,000 for the three and six months ended June 30, 2017, respectively, versus the comparable periods in 2016 as a result of reconfiguration of the telecommunication infrastructure and contract renegotiations with a third party provider. Outside professional services decreased $221,000 for the six months ended June 30, 2017 versus the same period in 2016 due to decreases in legal and audit fees and consulting expenses related to the noncompete agreements from the merger with Newport Federal.

Total assets increased $45.6 million, or 2.9%, to $1.60 billion at June 30, 2017, principally due to increases of $22.1 million in cash and cash equivalents, $15.9 million in available for sale securities and $7.4 million in net loans receivable. The higher balance of net loans receivable reflects increases of $27.0 million in multi-family and commercial real estate loans and $13.4 million in other commercial business loans, offset by decreases of $13.7 million in SBA and USDA guaranteed loans, $10.2 million in construction loans and $8.3 million in residential mortgage loans. Commercial business and residential real estate loan originations increased $21.4 million and $10.1 million, respectively, while commercial real estate loan originations decreased $3.8 million during the first half of 2017 compared to the same period in 2016.

Total liabilities increased $41.3 million, or 3.0%, to $1.43 billion at June 30, 2017 compared to $1.39 billion at December 31, 2016, primarily due to an increase in deposits of $70.1 million, or 6.2%, which included increases in NOW and money market accounts of $32.5 million, certificates of deposit of $23.8 million and noninterest-bearing deposits of $15.3 million, offset by a decrease in savings accounts of $1.6 million. Deposit growth remained strong due to marketing and promotional initiatives and competitively-priced deposit products. Borrowings decreased $30.7 million from $226.0 million at December 31, 2016 to $195.4 million at June 30, 2017, resulting from repayments of Federal Home Loan Bank advances with funds from excess deposits.

Total shareholders' equity increased $4.3 million from $164.7 million at December 31, 2016 to $169.0 million at June 30, 2017. The increase in shareholders' equity was primarily attributable to net income of $4.6 million, partially offset by dividends paid of $1.2 million. At June 30, 2017, the Bank’s regulatory capital exceeded the amounts required for the Bank to be considered “well-capitalized” under applicable regulatory capital guidelines.

“Results for the quarter and year to date continue to reflect our efforts to restructure the balance sheet and improve asset quality and overall performance. Strong deposit growth has allowed us to fund growth in loans and securities while reducing borrowings,” commented Rheo A. Brouillard, President and Chief Executive Officer.

SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-four branch locations, the Bank offers a full-range of financial services to individuals, businesses and municipalities within its market area.

Forward-Looking Statements
This release contains “forward-looking statements” that are based on assumptions and may describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, regional and national economic conditions, legislative and regulatory changes, monetary and fiscal policies of the United States government, including policies of the United States Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, changes in the real estate market values in the Company’s market area and changes in relevant accounting principles and guidelines. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including the section entitled “Risk Factors,” and subsequent Quarterly Reports on Form 10-Q filed with the SEC. These risks and uncertainties should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED FINANCIAL CONDITION DATA:

	June 30,	December 31,
(In Thousands / Unaudited)	2017	2016

ASSETS
Noninterest-bearing cash and due from banks	$15,412	$18,225
Interest-bearing cash and cash equivalents	79,890	54,961
Securities	191,132	175,153
Loans held for sale	1,588	1,393
Loans receivable, net	1,227,741	1,220,323
Bank-owned life insurance	21,555	21,293
Premises and equipment, net	19,805	19,884
Intangible assets	17,193	17,494
Deferred tax asset	9,507	9,658
Other real estate owned, net	1,043	1,466
Other assets	11,634	11,040
Total assets	$1,596,500	$1,550,890

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits	$1,200,796	$1,130,685
Borrowings	195,350	226,007
Other liabilities	31,332	29,471
Total liabilities	1,427,478	1,386,163

Shareholders' equity	169,022	164,727
Total liabilities and shareholders' equity	$1,596,500	$1,550,890

SELECTED OPERATING DATA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In Thousands / Unaudited)	2017	2016	2017	2016

Interest and dividend income	$13,498	$12,675	$26,700	$25,317
Interest expense	2,817	2,519	5,521	4,987
Net interest income	10,681	10,156	21,179	20,330

Provision for loan losses	170	582	330	893
Net interest income after provision for loan losses	10,511	9,574	20,849	19,437

Noninterest income	3,639	2,586	6,148	5,288
Noninterest expenses	10,023	9,580	20,365	19,846
Income before income taxes	4,127	2,580	6,632	4,879

Income tax provision	1,285	852	2,071	1,610
Net income	$2,842	$1,728	$4,561	$3,269

SELECTED OPERATING DATA - Concluded:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2017	2016	2017	2016

Earnings per share:
Basic	$0.24	$0.15	$0.39	$0.28
Diluted	$0.24	$0.15	$0.38	$0.28

Weighted average shares outstanding:
Basic	11,847,905	11,803,156	11,838,075	11,796,099
Diluted	11,940,639	11,861,969	11,927,968	11,855,485

SELECTED FINANCIAL RATIOS:

	At or For the		At or For the
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in Thousands, Except per Share Data / Unaudited)	2017	2016	2017	2016

Selected Performance Ratios: (1)
Return on average assets	0.72%	0.46%	0.58%	0.44%
Return on average equity	6.75	4.38	5.48	4.17
Interest rate spread	2.67	2.70	2.68	2.73
Net interest margin	2.87	2.86	2.88	2.88
Efficiency ratio (2)	69.99	75.18	74.52	77.47

Asset Quality Ratios:
Allowance for loan losses			$12,147	$10,643
Allowance for loan losses as a percent of total loans (3)			0.98%	0.92%
Allowance for loan losses as a percent of nonperforming loans			258.28	152.50
Nonperforming loans			$4,703	$6,979
Nonperforming loans as a percent of total loans (3)			0.38%	0.60%
Nonperforming assets (4)			$5,746	$8,145
Nonperforming assets as a percent of total assets			0.36%	0.54%

Per Share Data:
Book value per share			$13.82	$13.00
Less: Intangible assets per share(5)			(1.41)	(1.46)
Tangible book value per share (5)			12.41	11.54
Dividends declared per share			$0.10	$0.08

(1) Quarterly ratios have been annualized.
(2) Represents noninterest expenses divided by the sum of net interest and noninterest income.
(3) Total loans exclude deferred fees and costs.
(4) Nonperforming assets consist of nonperforming loans and other real estate owned.
(5) Tangible book value per share equals book value per share less the effect of intangible assets, which consisted of goodwill and other intangibles of $17.2 million and $17.8 million at June 30, 2017 and 2016, respectively.

CONTACT:
Catherine Pomerleau, Executive Assistant/Investor Relations Administrator
Email: investorrelations@banksi.com
(860) 456-6514